Exhibit 99.1

GALENA BIOPHARMA ANNOUNCES SIGNATURE OF

COMMERCIALIZATION PARTNERSHIP WITH TEVA FOR ISRAEL

    • Partnership includes future commercialization of NeuVax™ in Israel and financial support

    • Key clinical sites approved and established in Israel for PRESENT Phase 3 trial

Lake Oswego, Oregon, December 4, 2012 – Galena Biopharma, Inc. (NASDAQ: GALE), a biotechnology company focused on developing innovative, targeted oncology treatments, today announced it has signed an agreement with a subsidiary of Teva Pharmaceutical Industries Limited for the commercialization of NeuVax™ (nelipepimut-S or E75) in Israel.

“This agreement is the first piece of our global commercialization strategy,” said Mark Ahn, Ph.D., President and Chief Executive Officer, Galena Biopharma. “Teva is a world-class pharmaceutical company and a major pharmaceutical company in Israel. We look forward to their valuable financial support towards our development goals in Israel, as well as market leadership for NeuVax commercialization in the region.”

Under the agreement, Teva Israel will assume responsibility for regulatory registration in Israel, provide financial support for local development, and will commercialize the product in the region. Specific financial terms were not disclosed, but the agreement allows for significant royalty payments to Galena Biopharma on future sales.

Israel will be the location of at least four clinical trial sites for the NeuVax Phase 3 PRESENT (Prevention of Recurrence in Early-Stage, Node-Positive Breast Cancer with Low-to-Intermediate HER2 Expression with NeuVax Treatment) study.

“We are embarking on a very exciting and innovative venue for the adjuvant treatment of early breast cancer. In this study we are boosting the body’s natural immune system to deal with possible residual cancer cells still present. The biological reasoning behind this treatment is sound. We hope that the results of this large randomized study will confirm the encouraging results seen in earlier studies using this agent,” commented Dr. Noa Efrat (Ben-Baruch), M.D., Head Department of Oncology at Kaplan Medical Center, and an investigator for the trial in Israel.

About NeuVax (nelipepimut-S)

NeuVax™ (nelipepimut-S) is the immmunodominant nonapeptide derived from the extracellular domain of the HER2 protein, a well-established target for therapeutic intervention in breast carcinoma. The nelipepimut sequence stimulates specific CD8+ cytotoxic T lymphocytes (CTL) following binding to HLA-A2/A3 molecules on antigen presenting cells (APC). These activated specific CTLs recognize, neutralize and destroy through cell lysis HER2 expressing cancer cells, including occult cancer cells and micrometastatic foci. The nelipepimut immune response can also generate CTLs to other immunogenic peptides through inter- and intra-antigenic epitope spreading. Based on a successful Phase 2 trial, which achieved its primary endpoint of disease-free survival (DFS), the Food and Drug Administration (FDA) granted NeuVax™ a Special Protocol Assessment (SPA) for its Phase 3 PRESENT (Prevention of Recurrence in Early-Stage, Node-Positive Breast Cancer with Low to Intermediate HER2 Expression with NeuVax Treatment) study. The Phase 3 trial is ongoing and additional information on the study can be found at www.neuvax.com.

According to the National Cancer Institute, over 230,000 women in the U.S. are diagnosed with breast cancer annually. Of these women, only about 25% are HER2 positive (IHC 3+). NeuVax targets approximately 50-60% of HER2-negative patients (IHC 1+/2+ or FISH <2.2) who achieve remission with current standard of care, but have no available HER2-targeted adjuvant treatment options to maintain their disease-free status.

About Galena Biopharma

Galena Biopharma, Inc. (NASDAQ: GALE) is a Portland, Oregon-based biopharmaceutical company that develops innovative, targeted oncology treatments that address major unmet medical needs to advance cancer care. For more information please visit us at www.galenabiopharma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the possible commercialization of NeuVax™ and benefits of Galena’s new product candidates. These forward-looking statements are subject to a number of risks and uncertainties, including those identified under “Risk Factors” in Galena’s most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q and in other filings Galena periodically makes with the SEC. Actual results may differ materially from those contemplated by these forward-looking statements. Galena does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this presentation.

Contacts:

Madeline Hatton

Toll free: +1 (855) 855-GALE (4253), ext. 109

info@galenabiopharma.com

or

Remy Bernarda

IR Sense, LLC

+1 (503) 400-6995

remy@irsense.com